                        [MILES & STOCKBRIDGE LETTERHEAD]

                                                                    EXHIBIT 5.1
                                                                    -----------

                                                 May 22, 1998


Insignia Properties Trust
One Insignia Financial Plaza
P.O. Box 1089
Greenville, South Carolina 29602

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act") of 4,072,001 common shares of beneficial interest, par value of $.01 per share (the "Common Shares"), of Insignia Properties Trust, a Maryland real estate investment trust on its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), we have examined such trust records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Shares have been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

                                            Very truly yours,

                                            Miles & Stockbridge P.C.


                                            By: /s/ J.W. Thompson Webb
                                               -------------------------------
                                                Principal